Exhibit 4.28

Private & Confidential

Dated 7 February 2012

FIFTH SUPPLEMENTAL AGREEMENT
relating to
a Loan of
up to US$222,000,000
to
LEWISHAM MARITIME INC.
PULFORD OCEAN INC.
RAYFORD NAVIGATION CORP.
ROSSINGTON MARINE CORP.
and
QUEX SHIPPING INC.
as joint and several Borrowers

provided by
THE BANKS AND FINANCIAL INSTITUTIONS
listed in schedule 1

Agent, Security Agent and Account Bank
CITIBANK INTERNATIONAL PLC

Contents

Clause                                                                                                                                                                                                                                                   Page

1	Definitions	2
2	Consent of the Creditors	4
3	Amendments to Principal Agreement and to Principal Corporate Guarantee	5
4	Representations and warranties	8
5	Conditions	10
6	Security Parties' confirmations	10
7	Expenses	11
8	Miscellaneous and notices	12
9	Applicable law	13

Schedule 1 Names and addresses of the Banks	14
Schedule 2 Documents and evidence required as conditions precedent	15
Schedule 3 Form of Amended and restated Facility Agreement	17

THIS FIFTH SUPPLEMENTAL AGREEMENT is dated 7 February 2012 and made BETWEEN:

(1)	LEWISHAM MARITIME INC., a company incorporated in the British Virgin Islands (the "Lewisham Borrower");

(2)	PULFORD OCEAN INC., a company incorporated in the British Virgin Islands (the "Pulford Borrower");

(3)	RAYFORD NAVIGATION CORP., a company incorporated in the British Virgin Islands (the "Rayford Borrower");

(4)	ROSSINGTON MARINE CORP., a company incorporated in the British Virgin Islands (the "Rossington Borrower");

(5)
QUEX SHIPPING INC., a company incorporated in the British Virgin Islands (the "Quex Borrower" and, together with the Lewisham Borrower, the Pulford Borrower, the Rayford Borrower and the Rossington Borrower as joint and several borrowers, together the "Borrowers" and each a "Borrower");

(6)	THE BANKS AND FINANCIAL INSTITUTIONS listed as Banks in schedule 1 (together the "Banks") but excluding Agriculture Bank of Greece S.A., Piraeus Branch who are not a party to this Agreement;

(7)	CITIBANK INTERNATIONAL PLC as agent (in such capacity the "Agent"), security agent (in such capacity the "Security Agent") and account bank (in such capacity the "Account Bank");

(8)	BULK ENERGY TRANSPORT (HOLDINGS) LIMITED, a corporation incorporated in the Marshall Islands as Corporate Guarantor (the "Corporate Guarantor");

(9)	SAFBULK MARITIME S.A., a corporation incorporated in the Marshall Islands as Commercial Manager (the "Commercial Manager"); and

(10)
ENTERPRISES SHIPPING AND TRADING SA, a corporation incorporated in the Republic of Liberia (which has established a branch office in Greece under Greek Law 89/1967 as amended from time to time) as Technical Manager (the "Technical Manager" and, together with the Commercial Manager, the "Managers").

WHEREAS:

(A)	this Agreement is supplemental to:

(a)
a facility agreement dated 26 June 2007 as amended and supplemented and/or restated by a supplemental agreement dated 16 October 2007, a supplemental letter dated 10 July 2008, a second supplemental agreement dated 30 September 2009 (the "Second Supplemental Agreement"), a supplemental letter dated 4 August 2010, a third supplemental agreement dated 23 December 2010 and a fourth supplemental agreement dated 31 March 2011 (the "Fourth Supplemental

Agreement") (together, the "Principal Agreement") made between (inter alios) (1) the Borrowers, as joint and several borrowers, (2) the Banks, (3) the Agent, (4) the Security Agent, (5) the Account Bank and (6) the Arranger, relating to a loan facility of up to Two hundred and twenty two million Dollars ($222,000,000), of which the principal amount outstanding at the date hereof is Eighty seven million four hundred and fifty eight thousand six hundred and sixty three hundred Dollars ($87,458,663), advanced by the Banks to the Borrowers for the purposes stated therein; and

(b)
a corporate guarantee dated 26 June 2007 as amended and supplemented by the Second Supplemental Agreement and as further amended and supplemented by the Fourth Supplemental Agreement (together the "Principal Corporate Guarantee") made between the Corporate Guarantor and the Security Agent in respect of the obligations of the Borrowers to the Creditors under the Principal Agreement;

(B)	the Borrowers and the Corporate Guarantor have requested that the Creditors consent to:

(a)	the temporary reduction of the Security Requirement until 1 January 2013 to 100%;

(b)
the waiver of application of (i) the minimum Equity Ratio requirement contained in clause 5.3.1 of the Principal Corporate Guarantee in respect of each Accounting Period ending on or before 31 December 2012 and (ii) the minimum liquidity requirement contained in clause 5.1.7 of the Principal Corporate Guarantee up to 1 January 2013;

(c)
certain other amendments to the terms and conditions applicable to the Loan, the Principal Agreement and the Principal Corporate Guarantee and agreed to by the Borrowers, the Corporate Guarantor and the Creditors; and

(d)
certain consequential changes to the Principal Agreement and the Principal Corporate Guarantee required in connection with the above and agreed to by the Borrowers, the Corporate Guarantor and the Creditors; and

(C)
this Agreement sets out (inter alia) the terms and conditions upon which the Creditors shall, at the request of the Borrowers and the Corporate Guarantor, agree to the above amendments and other arrangements.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Accounting Period" shall have the meaning given to it in the Principal Corporate Guarantee;

"Corporate Guarantee" means the Principal Corporate Guarantee as amended by this Agreement;

"Creditors" means, together, the Agent, the Security Agent, the Account Bank and the Banks and "Creditor" means any of them;

"Effective Date" means the date, no later than 9 February 2012, on which the Agent notifies the Borrowers in writing that the Agent has received the documents and evidence specified in clause 5 and schedule 2 in a form and substance satisfactory to it;

"Facility Agreement" means the Principal Agreement as amended and restated by this Agreement;

"New Earnings Account" means, in relation to each Borrower, an interesting bearing Dollar account of that Borrower opened with the Account Bank with account number:

(a)	in relation to the Lewisham Borrower, 0/444310/006;

(b)	in relation to the Pulford Borrower, 0/444313/005;

(c)	in relation to the Rayford Borrower, 0/444315/008;

(d)	in relation to the Rossington Borrower, 0/444314/001; and

(e)	in relation to the Quex Borrower, 0/444312/009,

and, in each case, includes any sub-accounts thereof and "New Earnings Accounts" means any or all of them;

"New Earnings Account Pledges" means, in relation to each Borrower, the first priority pledge over its New Earnings Account executed or (as the context may require) to be executed between (inter alios) the relevant Borrower, certain of the Banks and the Agent in such form as the Agent may require;

"Relevant Documents" means this Agreement and the New Earnings Account Pledges; and

"Relevant Parties" means the Borrowers, the Corporate Guarantor, the Managers or, where the context so requires or permits, means any or all of them.

1.3	Principal Agreement and Principal Corporate Guarantee

(a)
References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.

(b)
References in the Principal Corporate Guarantee to "this Guarantee", shall with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Corporate Guarantee as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Corporate Guarantee, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

Clauses 1.3 to 1.6 (inclusive) of the Principal Agreement shall apply to this Agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

2	Consent of the Creditors

The Creditors, relying upon the representations and warranties on the part of the Borrowers and the Corporate Guarantor contained in clause 4, agree with the Borrowers that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 9 February 2012 of the conditions contained in clause 5 and schedule 2, the Creditors:

(a)	agree and consent to reduce, for the period from 23 December 2011 until 1 January 2013, the Security Requirement applicable immediately before the Effective Date (namely 125%), to 100%;

(b)
waive the application of (i) clause 5.3.1 of the Principal Corporate Guarantee in respect of each Accounting Period ending on or prior to 31 December 2012 and (ii) clause 5.1.7 of the Principal Corporate Guarantee for the period from the Effective Date until 1 January 2013;

(c)
waive, for the avoidance of doubt, any breach of clause 5.1.7 or clause 5.3.1 of the Principal Corporate Guarantee and any shortfall in the Security Value under clause 8.2.1 of the Principal Agreement, as they may have occurred prior to the Effective Date (i.e. including in respect of the Accounting Period ended on 31 December 2011) Provided however that, for the avoidance of doubt, such waiver and the waiver referred to in paragraph (b) above shall not prejudice the Creditors' right to demand compliance by the Security Parties, and the Security Parties' obligation to comply, with such clauses and provisions at any time after the Effective Date (albeit as such provisions are amended or expressly disapplied by this Agreement) and, for the avoidance of doubt:

(i)
clause 5.3.1 of the Principal Corporate Guarantee, shall be applied again in respect of any Accounting Periods commencing on or after 1 January 2013 and starting with the testing of the Equity Ratio (as defined in the Principal

Corporate Guarantee) as at the end of the Accounting Period ending 30 June 2013; and

(ii)	clause 5.1.7 of the Principal Corporate Guarantee shall be applied again with effect from 2 January 2013 and at all times thereafter; and

(d)
agree and consent to the amendment and restatement of the Principal Agreement on the terms set out in clause 3.1 and to the amendment of the Principal Corporate Guarantee on the terms set out in clause 3.2.

3	Amendments to Principal Agreement and to Principal Corporate Guarantee

3.1	Amendments to Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the form of the amended and restated Facility Agreement set out in schedule 3 and (as so amended) will continue to be binding upon the Creditors and the Borrowers upon such terms as so amended).

3.2	Amendments to Principal Corporate Guarantee

The Principal Corporate Guarantee shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Corporate Guarantee (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

(a)	by inserting the following definition of "Fifth Supplemental Agreement" in clause 1.2 of the Principal Corporate Guarantee in the correct alphabetical order:

""Fifth Supplemental Agreement" means the agreement dated 7 February 2012 made between (inter alios) the Borrowers and the Creditors supplemental to the Agreement;";

(b)	by deleting clause 4.1.13 in its entirety and by replacing it with the following new clause 4.1.13:

"4.1.13        Assets

as at the date of the Fifth Supplemental Agreement and the Effective Date (as defined therein), the Guarantor has no assets other than (a) the shares of the Borrowers which constitute the subject matter of each of the Share Pledges and (b) cash balances (if any) standing to the credit of the BET Account.";

(c)	by deleting clause 5.2.1 of the Principal Corporate Guarantee in its entirety and by replacing it with the following new clause 5.2.1:

"5.2.1      Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of the Guarantor or any other person absolutely;";

(d)	by deleting clause 5.2.5 of the Principal Corporate Guarantee in its entirety and by replacing it with the following new clause 5.2.5:

"5.2.5      Dividends

purchase or otherwise acquire for value any shares of its capital or declare, pay or make any dividends or distributions to any of its shareholders;";

(e)	by inserting the following new clauses 5.2.6-5.2.13 (inclusive) in the Principal Corporate Guarantee immediately after clause 5.2.5:

"5.2.6      Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not;

5.2.7        No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

5.2.8        Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents;

5.2.9        Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except (a) pursuant to the Security Documents or (b) for or in respect of obligations of the Borrowers or any of them;

5.2.10      Acquisitions and Subsidiaries

form or acquire any Subsidiaries or acquire any further assets other than those it owns on the date of the Second Supplemental Agreement;

5.2.11      Capital expenditure and obligations

make any capital expenditure or incur any obligations except for obligations arising under the Security Documents and the Underlying Documents;

5.2.12      Loans

make any loans or grant any credit to any person or agree to do so except for normal trade credit in the ordinary course of business; or

5.2.13	Sureties

permit any of its Indebtedness to be guaranteed by any person.";

(f)	by deleting clauses 5.4 and 5.5 of the Principal Corporate Guarantee in their entirety and inserting in their place the following new clauses 5.4 and 5.5:

"5.4	Sanctions

5.4.1
The Guarantor understands that certain of the Creditors (be it due to applicable laws or due to internal rules and regulations) are prohibited to conclude transactions or finance transactions with the government of or any person or entity owned or controlled by the government of "Restricted Countries" or "Restricted Persons".

The Guarantor hereby confirms and undertakes that it shall not, and the Guarantor will procure that the Borrowers shall not, transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from any Creditor to any Restricted Person or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from the Creditors or any of them with any Restricted Persons; and

5.4.2        In this clause 5.5:

"Restricted Countries" means those countries subject to sanctions and/or trade embargoes, in particular but not limited pursuant to the U.S.'s Office of Foreign Asset Control of the U.S. Department of Treasury ("OFAC"), including at the date of the Fifth Supplemental Agreement, but without limitation, Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by any Creditor to the Guarantor from time to time based on respective sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Restricted Persons.

"Restricted Persons" means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, Switzerland, OFAC, HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore and the Hong Kong Monetary Authority and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

5.5          BET Account

5.5.1
The Guarantor undertakes with the Security Agent that it will procure that all moneys payable to the Guarantor at any time throughout the Security Period and for whatever reason shall, unless and until the Security Agent (acting on the instructions of the Majority Banks) agrees in writing, be paid at all times to the BET Account.

5.5.2
The Guarantor hereby undertakes with the Security Agent that it will maintain in the BET Account from the Effective Date (as defined in the Fifth Supplemental Agreement) and at all times thereafter and throughout the Security Period a minimum cash balance which shall be at all times not less than the aggregate of:

(a)    $14,500,000; and

(b)	such amount as is equal to the aggregate amounts that have been previously transferred to the BET Account by way of operation of clause 8.4 of the Agreement or clause 4.3.2 of the Agreement.

5.5.3
The Guarantor may not withdraw moneys from the BET Account at any time and for any purpose whatsoever except with the prior written consent of the Security Agent (acting on the instructions of all the Banks).".

3.3	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement, the Principal Corporate Guarantee and the other Security Documents shall continue in full force and effect and (a) the Principal Agreement and this Agreement shall be read and construed as one instrument and (b) the Principal Corporate Guarantee and this Agreement shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each of the Borrowers and the Corporate Guarantor represents and warrants to the Creditors that:

(a)	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of the Corporate Guarantee were true and correct on the date of the Principal Agreement and the Corporate Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

(b)	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

(c)	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

(d)	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Security Interest (other than a Permitted Security Interest) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;

(e)	No filings required

save for the registration of the New Earnings Account Pledges against the relevant Borrower at the Register of Registered Charges in the British Virgin Islands in accordance with Section 163 of the British Virgin Islands Business Companies Act, 2004, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

(f)	Choice of law

the choice of English law to govern the Relevant Documents (other than the New Earnings Account Pledges) and Greek law to govern the New Earnings Account Pledges, and the submissions by the Relevant Parties therein to the non-exclusive jurisdiction of the English courts or (as the case may be) Greek courts, are valid and binding; and

(g)	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 4 of the Corporate Guarantee and clause 7 of the Principal Agreement (as amended by this Agreement) shall be deemed to be repeated by the Borrowers and the Corporate Guarantor, respectively, on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The consents and waiver of the Creditors referred to in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the documents and evidence specified in schedule 2 in form and substance satisfactory to the Agent.

5.2	General conditions precedent

The consents and waiver of the Creditors referred to in clause 2 shall be further subject to:

(a)	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

(b)	no Event of Default having occurred and continuing as of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Banks and the Agent and may be waived by the Agent (acting on the instructions of all Banks who are a party to this Agreement) in whole or in part with or without conditions.

6	Security Parties' confirmations

6.1	Guarantee

The Corporate Guarantor hereby confirms its consent to the amendments to the Principal Agreement hereunder and the other arrangements referred to in clause 2, and agrees that:

(a)
the Principal Corporate Guarantee and the obligations of the Corporate Guarantor thereunder, shall remain and continue in full force and effect notwithstanding the said amendments to the Principal Agreement contained in this Agreement and the other arrangements referred to in clause 2; and

(b)
with effect from the Effective Date, references in the Principal Corporate Guarantee to "the Facility Agreement" or "the Agreement" or "the Loan Agreement" shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

6.2	Security Documents

Each of the Relevant Parties hereby confirms its consent to the amendments to the Principal Agreement hereunder and the other arrangements referred to in clause 2, and agrees that:

(a)
the Security Documents to which such Relevant Party is a party and the obligations of the relevant Relevant Party thereunder, shall remain and continue in full force and effect notwithstanding the said amendments to the Principal Agreement and the Principal Corporate Guarantee contained in this Agreement and the other arrangements referred to in clause 2; and

(b)
with effect from the Effective Date, references in the Security Documents to which such Relevant Party is a party to "the Facility Agreement" or "the Agreement" or "the Loan Agreement" or the "Corporate Guarantee" or the "Guarantee" (or equivalent references) shall henceforth be references to the Principal Agreement and the Principal Corporate Guarantee, respectively, as each is amended by this Agreement and, in each case, as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers and the Corporate Guarantor.

7	Expenses

7.1	Expenses

The Borrowers hereby, jointly and severally agree to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Creditors or any of them:

(a)
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the New Earnings Account Pledges and of any amendment or extension of or the granting of any waiver or consent under this Agreement and the New Earnings Account Pledges;

(b)
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or the New Earnings Account Pledges or otherwise in respect of the monies owing and obligations incurred under this Agreement and the New Earnings Account Pledges, together with interest at the rate and in the manner referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.  Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

7.3	Stamp and other duties

The Borrowers agree, jointly and severally, to pay to the Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Creditors or any of them) imposed on or in connection with this Agreement and the New Earnings Account Pledges and shall indemnify the Creditors against any liability arising by reason of any delay or omission by the Borrowers or any of them to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

The provisions of clause 17 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Borrowers, the Corporate Guarantor or any of them hereunder shall be sent to the same address as the address indicated for the "Borrowers" in the said clause 17.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Borrowers' obligations

Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly.  Each of the Borrowers agrees and consents to be bound by this Agreement notwithstanding that any of the other Borrowers which were intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Borrowers and whether or not the deficiency is known to the Creditors or any of them.  The Creditors shall be at liberty to release any of the Borrowers from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Borrowers without prejudicing or affecting the rights and remedies of the Creditors or any of them against the other Borrowers.

9	Applicable law

9.1	Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by and shall be construed in accordance with English law.

9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Relevant Parties or any of its assets may be brought in the English courts.  Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers E.J.C. Album, Solicitor at present of Exchange Tower (10th floor), 1 Harbour Exchange Square, London E14 9GE, England to receive, for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings, and each of the Relevant Parties further undertakes that, in the event that such individual passes away or cannot be found, each of the Relevant Parties hereby irrevocably and unconditionally authorises the Agent to designate, appoint and empower on their behalf, Messrs Cheeswrights at their then principal place of business in London, as substitute process agents of E.J.C. Album for the purposes of this clause. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Creditors or any of them to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Creditors or any of them arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

Names and addresses of the Banks

Name	Address
Citibank International plc	Citigroup Centre 33 Canada Square London E14 5LB England
Alpha Bank A.E.	Piraeus Shipping Division 960 89 Akti Miaouli 185 35 Piraeus Greece
Credit Suisse AG (formerly known as Credit Suisse)	St. Alban-Graben 1-3 P.O. Box CH4002 Basle Switzerland
The Governor and Company of the Bank of Ireland	Head Office Lower Baggot Street Dublin 2 Ireland
Samba Financial Group, London Branch	Nigthtingale House 65 Curzon Street Mayfair London W1J 8PF England
Agricultural Bank of Greece S.A., Piraeus Branch	37 Iroon Politechniou Street 185 32 Piraeus Greece
FBB-First Business Bank S.A.	Shipping Division 85 Akti Miaouli & 2 Flessa Street 185 38 Piraeus Greece
Scotiabank Europe plc	Scotiabank Europe PLC 201 Bishopsgate 6th Floor London EC2M 3NS England

Schedule 2

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Corporate authorisation

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and, if required, its shareholders/stockholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified by an officer of the Relevant Parties as:

(A)	being true and correct;

(B)	being duly passed at meetings of the directors or adopted by the directors of such Relevant Party and of the shareholders/stockholders of such Relevant Party, each duly convened and held;

(C)	not having been amended, modified or revoked; and

(D)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by such Relevant Party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified by an officer of such Relevant Party to be true, complete and up to date.

2	Consents

a certificate from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise,

or are required by each of the Relevant Parties or any other party (other than the Creditors) in connection with, the execution, delivery, and performance of the Relevant Documents to which they are or will be a party;

3	Legal opinions

such legal opinions in relation to the laws of the Marshall Islands, Liberia, the British Virgin Islands and the Hellenic Republic and any other legal opinion as the Agent shall in its reasonable discretion deem appropriate;

4	Relevant Documents

the Relevant Documents (together with any documents and evidence required to be executed or delivered thereunder) duly executed;

5	Process agent

an original or certified true copy of a letter from each Relevant Party's agent for receipt of service of proceedings accepting its appointment under this Agreement and each of the New Earnings Account Pledges in which it is or is to be appointed as such Relevant Party's agent;

6	New Earnings Accounts

evidence in all respects satisfactory to the Agent that each of the New Earnings Accounts has been opened, together with duly completed mandate forms in respect thereof;

7	Retention Account

evidence that Creighton Development Inc. is no longer a beneficiary of the Retention Account;

8	Security Requirement

evidence of payment by the Shareholder to the BET Account of an amount equal to $7,000,000 (so that immediately after taking into account such payment and on the Effective Date the Security Value shall be no less than one hundred and ten per cent (110%) of the Loan such Security Value calculated on valuations obtained by the Borrowers as of 31 December 2011 and in accordance with clause 8.2.2 of the Agreement); and

9	Registration forms

such statutory forms duly signed by the Borrowers and any Relevant Party to the Relevant Documents as may be required by the Agent to perfect the security contemplated by the New Earnings Account Pledges.

Schedule 3

Form of Amended and restated Facility Agreement

Borrowers

EXECUTED as a DEED by	)
for and on behalf of	)
LEWISHAM MARITIME INC.	)	Attorney-in-fact

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
PULFORD OCEAN INC.	)	Attorney-in-fact

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
RAYFORD NAVIGATION CORP.	)	Attorney-in-fact

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
ROSSINGTON MARINE CORP.	)	Attorney-in-fact

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
QUEX SHIPPING INC.	)	Attorney-in-fact

Witness
Name:
Address:
Occupation:

Creditors

SIGNED by	)
for and on behalf of	)
CITIBANK INTERNATIONAL PLC	)	Authorised Signatory
as Agent, Security Agent Account Bank and Bank	)

SIGNED by	)
and by	)	Authorised Signatory
for and on behalf of	)
ALPHA BANK A.E.	)
as Bank	)	Authorised Signatory

SIGNED by	)
for and on behalf of	)
CREDIT SUISSE AG (formerly known as CREDIT	)	Attorney-in-fact
SUISSE))
as Bank	)

SIGNED by	)
for and on behalf of	)
THE GOVERNOR AND COMPANY OF	)	Attorney-in-fact
THE BANK OF IRELAND	)
as Bank	)

SIGNED by	)
for and on behalf of	)
SAMBA FINANCIAL GROUP, LONDON BRANCH	)	Attorney-in-fact
as Bank	)

SIGNED by	)
for and on behalf of	)
FBB-FIRST BUSINESS BANK S.A.	)	Attorney-in-fact

as Bank	)

SIGNED by	)
for and on behalf of	)
SCOTIABANK EUROPE PLC	)	Attorney-in-fact
as Bank	)

Security Parties

EXECUTED as a DEED by	)
For and on behalf of	)
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED	)	Attorney-in-fact
as Corporate Guarantor	)
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
For and on behalf of	)
ENTERPRISES SHIPPING AND TRADING SA	)	Attorney-in-fact
as Technical Manager	)
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
For and on behalf of	)
SAFBULK MARITIME S.A.	)	Attorney-in-fact
as Commercial Manager	)
in the presence of:	)

Witness
Name:
Address:
Occupation: